EXHIBIT 99.1

Loop Industries Appoints New Chief Financial Officer

MONTREAL (CANADA)/ ACCESSWIRE /APRIL 4, 2023: Loop Industries, Inc. (Nasdaq: LOOP) (the “Company” or “Loop”), a clean technology company whose mission is to accelerate a circular plastics economy by manufacturing 100% recycled polyethylene terephthalate (“PET”) plastic and polyester fiber, today announced the appointment of Mr. Fady Mansour as Chief Financial Officer, effective Monday April 17th, 2023.

Mr. Mansour brings a wealth of expertise gained from over 25 years of experience in financial and operational leadership. He most recently served as Senior Director at the Caisse de dépôt et placement du Québec (“CDPQ”), where he utilized his financial and operational skills to grow the infrastructure portfolio through acquisitions, as well as to guide key portfolio companies through his active management and representation on their respective boards. Prior to his role at CDPQ, Mr. Mansour spent over 20 years at the Canadian National Railway Company, where he served in several senior management roles focused on corporate strategy and innovation, business development, and financial planning and reporting. Mr. Mansour is a CPA and holds a Graduate Diploma in Accounting from Concordia University.

“We are thrilled to welcome Fady to the Loop Industries leadership team. His commitment to our mission and passion for sustainability are unparalleled, and his experience leading and advising world-class companies will be instrumental in scaling our business. Fady’s skillset aligns perfectly with our financial strategy which will help us implement our funding plans as we globally commercialize Loop’s technology,” said Daniel Solomita, CEO and Founder of Loop Industries.

Mr. Solomita and the Board of Directors would also like to express their appreciation to Nicolas Lafond for serving as Interim CFO and supporting strong continuity in the Finance department throughout this transition.

For More Information

Investor Relations:

Kevin C. O’Dowd, Vice-President Communications & Investor Relations

Loop Industries, Inc.

+1 617-755-4602

kodowd@loopindustries.com

Media Inquiries:

Andrea Kostiuk, VP Marketing & Communications

Loop Industries, Inc.

+1 (450) 951-8555

akostiuk@loopindustries.com

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About Loop Industries

Loop Industries is a technology company whose mission is to accelerate the world’s shift toward sustainable PET plastic and polyester fiber and away from our dependence on fossil fuels. Loop Industries owns patented and proprietary technology that depolymerizes no and low-value waste PET plastic and polyester fiber, including plastic bottles and packaging, carpets and textiles of any color, transparency or condition and even ocean plastics that have been degraded by the sun and salt, to its base building blocks (monomers). The monomers are filtered, purified and polymerized to create virgin-quality Loop™ branded PET resin suitable for use in food-grade packaging and polyester fiber, thus enabling our customers to meet their sustainability objectives. Loop™ PET plastic and polyester fiber can be recycled infinitely without degradation of quality, successfully closing the plastic loop. Loop Industries is contributing to the global movement towards a circular economy by reducing plastic waste and recovering waste plastic for a sustainable future.

Common shares of the Company are listed on the NASDAQ Global Market under the symbol “LOOP.”

For more information, please visit www.loopindustries.com. Follow Loop on Twitter: @loopindustries, Instagram: loopindustries, Facebook: Loop Industries and LinkedIn: Loop Industries

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